Exhibit 99(a)

Robert J. McCormick
Chairman, President and Chief Executive Officer

Dear fellow TrustCo Shareholder:

I am very pleased to announce that the proposed reverse stock split of TrustCo Bank Corp NY common stock was approved at the Annual Meeting.  The result of this will be that every five shares of existing stock will combine into a single share.  We expect that this will result in a correspondingly higher share price.  We anticipate that the reverse split will be effective as of May 28, 2021.

This is great news for the company.  We expect that the reverse split will better position us in the stock market with a share price that we believe will be attractive to a broader pool of investors.  Additional details will follow.

The shareholders also resoundingly approved the recommended slate of directors and the advisory vote on executive compensation.  Finally, the company’s independent auditors Crowe, LLP received a strong vote of confidence.

As always, we are very grateful for the trust you, our owners, place in our management team.  We are excited for the reverse stock split and for the many great things that are happening at Trustco Bank, particularly our efforts with respect to corporate sustainability and diversity, equity, and inclusion.  You can find out more about these important initiatives by visiting www.trustcobank.com/corporate-sustainability.

Very truly yours,

/s/ Robert J. McCormick
Chairman, President and Chief Executive Officer

5 Sarnowski Drive ¶ Glenville, NY  12302